Exhibit 99.1

PRESS RELEASE For Immediate Release	CONTACT: Jill Swartz (949) 833-8252 Ext. 123 js@tnpre.com

TNP Strategic Retail Trust Acquires

Woodland West Marketplace in Arlington, Texas

IRVINE, Calif., (February 8, 2012) – TNP Strategic Retail Trust, Inc. (the “Company”), a public non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties and other real estate-related assets, announced today the completion of the Company’s thirteenth acquisition, Woodland West Marketplace in Arlington, Texas, located in the Dallas/Ft. Worth metropolitan area.

Woodland West Marketplace is a neighborhood, grocery-anchored shopping center, built in 1968, completely redeveloped in 1997 and then further renovated in 2006. The center is anchored by Tom Thumb Food & Pharmacy, a subsidiary of Safeway (NYSE: SWY). The property is currently 87 percent leased to a mix of national and regional tenants, including Tuesday Morning, Bank of America®, Goodyear®, U.S. Post Office and Hallmark.

“We were attracted to Woodland West Marketplace because of the quality of the tenants, the strong institutional management of the seller and the high population density,” said Thompson National Properties’ senior vice president, acquisitions, Steve Corea. “The property also benefits from the close proximity to the University of Texas at Arlington with 34,000 students. The center is also within three miles of Parks at Arlington Mall and Cowboys Stadium.”

The property consists of two buildings totaling 176,414 rentable square feet, with two additional ground-leased outparcels.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. TNP Strategic Retail Trust has acquired 13 shopping centers in nine states containing nearly 1.4 million square feet at an overall purchase price exceeding $187 million.

As of February 7, 2012, TNP Strategic Retail Trust has issued approximately 6,544,000 shares of common stock. The Company currently pays a monthly distribution that equates to a 7 percent annual distribution based on a share price of $10.00. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

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Thompson National Properties, LLC

1900 Main Street, Suite 700 • Irvine, CA 92614 • T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com

About Thompson National Properties, LLC

Thompson National Properties, LLC (TNP) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth individual investors. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has eight regional offices. As of February 8, 2012, Thompson National Properties manages a portfolio of 156 commercial properties, in 31 states, totaling approximately 18.6 million square feet, on behalf of over 4,300 investor/owners with an overall purchase value of $2.4 billion dollars. For more information regarding Thompson National Properties, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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Thompson National Properties, LLC

1900 Main Street, Suite 700  •  Irvine, CA 92614  •  T: (949) 833-8252  F: (949) 252-0212

www.tnpre.com